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                                                                  Exhibit 10.21


                           [LETTERHEAD]



November 5, 1998




Mr. Steve Ardia
3 W. Lake Street
Skaneateles, NY 13152

Dear Steve:

This letter is to confirm that you will be assuming the position of Vice Chairman of the Board of Directors of The Langer Biomechanics Group, Inc. on December 1, 1998. Your remuneration will be $20,000 per year and you will receive an option to purchase 75,000 shares at current market prices with a vesting schedule to be established, which will be based upon a combination of performance and time.

The Langer Board of Directors, as well as myself, wish you the best of luck as we begin what I am sure will become a successful and rewarding journey.

Good luck.

/s/ Ken Granat
Ken Granat

KG:em